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                                                                      EXHIBIT 12

                                 GENERAL MILLS, INC.
                          RATIO OF EARNINGS TO FIXED CHARGES


                                                                Fiscal Year Ended
                                                  -------------------------------------------------------
                                                 May 26,     May 28,     May 29,     May 30,     May 31,
                                                  1996        1995        1994        1993        1992
                                                   ----        ----        ----        ----        ----
Ratio of Earnings to Fixed Charges. .. . . . .    6.94        4.10        6.18        8.62        9.28

  For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus earnings or losses of joint ventures, plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.